Exhibit 99.1
Shareholder Letter

Dear Fellow Shareholders,

This is my first annual letter to you as CEO, following four years of service on our Board and close partnership with the Credit Acceptance team. I accepted this responsibility in November 2025 with a deep conviction in our purpose: enabling dealers to serve consumers regardless of credit history, and expanding access to vehicle ownership in a responsible and dignified way. That conviction guides how I think about stewardship, long‑term value creation, and the decisions we make on behalf of our shareholders.

1.Focus On Maximizing Long-Term Intrinsic Value

Our focus remains managing our business to maximize long-term intrinsic value per share. We evaluate business decisions and strategies with the objective of maximizing Economic Profit1 over extended horizons. Our mission is to change lives by providing access to credit2 that enables the people we serve to obtain reliable transportation and create opportunities for financial progress. This mission requires us to deliver real value to both our consumers and our dealer partners. Our long‑term success is aligned with theirs. We do so by striving to be the best in the world at empowering consumers to obtain the right vehicle in a simple and dignified manner, and by enabling dealers to easily say “yes” to credit-challenged consumers.

My commitment to my fellow shareholders is to lead with an owner’s mindset. We are focused on moving with urgency; removing friction for both consumers and dealers; and building a deeply data informed, AI‑enabled company equipped for the next decade of growth. This includes modernizing how contracts are originated and serviced; deploying AI‑based tools to support informed decision making; and working to align our systems, processes, and culture closely with the needs of our front‑line teams. It also means staying close to the consumers and dealers, who depend on us to understand their needs, and delivering programs that remain relevant and reliable. We believe that long-term results are built by obsessing over improving both the consumer and dealer experience and serving both groups well.

Over the past year, we continued to prioritize a wide margin of safety—exercising discipline in pricing rather than stretching to preserve volume. We accelerated critical technology investments, including upgrading our originations system and data infrastructure, building and upgrading dealer‑facing systems, and enhancing our servicing capabilities. These investments are expected to sharpen risk assessment, reduce friction, increase contract conversion rates, enhance data-driven decisions, and improve scalability in the years ahead.

1 Economic Profit is a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested. We use Economic Profit to evaluate our financial results and make business decisions.
2 Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation.

2. Our Purpose

Our purpose is to help consumers who are underserved by traditional lenders—often because of limited credit history or prior credit challenges—access credit that supports reliable transportation and creates opportunities to build credit over time and, in the process, make our dealer partners more successful. For many of the consumers we serve, reliable transportation is essential to maintaining employment and financial stability. We believe non‑prime customers deserve the same level of service, respect, and experience as any prime customer—dignity should never depend on a credit score.

A misconception about our business is that our success depends on consumer distress. The reality is that our purpose and economics are aligned with dealers and consumers such that we stand to have the strongest returns over time when we help consumers succeed and they meet their obligations. Credit Acceptance would create the most Economic Profit if our consumers successfully pay off their loans3, improve their financial standing, and build a stronger foundation for their future. Our dealers also win when consumers succeed as strong loan performance drives higher holdback payments, deeper customer relationships, and healthier community businesses. In fact, our servicing approach is designed to support successful repayment where possible, including working with consumers during periods of financial hardship and trying to help consumers who have fallen behind keep possession of their vehicle and get back on track.

When prioritizing new initiatives, we focus on what we believe will improve the experience and support the long‑term success of our dealers and consumers. For example, we strive to manage risk in a way that provides consumers with a fair chance to own a vehicle while supporting the stability of the loan portfolio over time. Similarly, we aim to support our dealers, and the communities they serve, by continuing to evolve our risk-based pricing models, modernizing dealer tools, simplifying processes, and reducing time to funding.

We often hear from consumers who struggled to obtain financing until Credit Acceptance helped them purchase reliable vehicles through our network of dealers, allowing them to maintain employment or accept better job opportunities. For example, I recently met with a consumer from Oklahoma, Ms. Good. She told me how her journey was not easy, but Credit Acceptance helped change her life. An unfortunate circumstance cost Ms. Good her driver’s license and vehicle, forcing her to rely on public transit and confront the limits of reduced mobility and financial exclusion. Rather than giving up, Ms. Good took responsibility for rebuilding her life. She worked to reinstate her driver’s license, saved diligently for a down payment, and ultimately was approved to finance a vehicle through Credit Acceptance. For Ms. Good, owning a vehicle represented far more than transportation—it symbolized victory over personal challenges and a meaningful step toward stability and increased independence. Ms. Good’s story reflects the values we hold dearly—dignity matters and providing consumers with the best possible experience is at the heart of what we do.

3 The transaction between the dealer and the consumer is not a loan, but instead something called a “retail installment contract.” However, for simplicity and to conform to the language commonly used in the industry and used in our disclosures, I will refer in this letter to retail installment contracts as “loans” and to indirect auto finance companies as “lenders.”

Many of our dealers are entrepreneurs who play a vital role in the communities they serve, like George Shehadeh of West 40 Auto Sales in Cambridge, Ohio. George told me that since acquiring his dealership in 2003, he has built his business around a consumer‑first philosophy—emphasizing education, responsible purchasing, on‑time payments, and credit‑building as a path to long‑term opportunity. Through his relationship with Credit Acceptance, George expanded his inventory and was able to provide financing opportunities to consumers he might not otherwise have been able to serve. Together, we helped more than 3,000 consumers obtain transportation, many of whom might not have qualified through traditional financing channels. By enabling these incremental sales and supporting deal structures aligned to best support his customers, Credit Acceptance became a catalyst in West 40’s growth. To date, West 40 Auto Sales has funded more than 40 pools, generating more than $4 million in portfolio profit, with additional profit expected to be paid. That success allowed George to reinvest in his dealership and continue serving the community he cares so deeply about.

At Credit Acceptance, we understand the important role that access to credit can play in supporting individuals and the businesses that serve those individuals. The work we do matters. It can help build better lives, create opportunities where few exist, and provide real support in moments when stability and reliability matter most. That sense of purpose and the impact it creates for consumers, dealers, and communities is what motivates us every day.

3. Our Business Model and Opportunities

Over time, we seek to create intrinsic value through a disciplined, data‑driven operating model that emphasizes sound decision making. Our framework is straightforward. We start with inputs, apply repeatable operating mechanisms, and focus relentlessly on the customer experience and long‑term outcomes.

Our inputs include credit models refined over decades; deep proprietary data across credit cycles; our broad and resilient dealer network; and a culture that emphasizes rigor, accountability, and long‑horizon thinking. Together, these inputs allow us to navigate a market that is cyclical and operationally intensive, and to participate in it in a way that is both responsible and profitable.

One of the most tangible ways these inputs differentiate us in the market is our Portfolio Program. Because we possess data, servicing infrastructure, and risk discipline that we believe enable us to manage long‑cycle performance, we offer dealers a program that allows them to participate in the long‑term economics of the contracts they originate. We believe very few competitors have the modeling sophistication, servicing capabilities, or mindset to successfully deliver such a program, and this creates a durable advantage for us. It is this alignment—between consumer and dealer success and our long-term value generation—that we believe makes our model distinct and difficult to replicate.

Our operating mechanisms help us drive our inputs to performance. We underwrite with discipline, work to enhance our data and pricing tools, and use technology to improve both servicing and internal efficiency. One of my early priorities was to define how we look at the business across particular vectors—examining performance by credit band, geography, dealer segment, and vehicle price point, among other vectors. Segmentation enables us to manage the business at a far more granular level and build more precise plans to win. While each vector by itself has value, the power comes at understanding the intersection of these vectors and building a strategy to capitalize on them and grow. By examining the business through multiple vectors, we can identify the specific intersections where our business is strongest and where meaningful opportunity exists. For example, deep‑subprime consumers served through independent dealers on vehicles priced under $10,000 can behave differently than subprime consumers served through franchise dealers on vehicles below $30,000. Each segment has its own economics, risk profile, and dealer dynamics. We believe this level of clarity allows us to better align pricing, tailor our products, and design more effective go‑to‑market strategies. Through proper segmentation, we aim to measure our progress with greater precision—understanding whether we are maintaining share, gaining ground, or where we need to adjust. Ultimately, our goal is to use data to grow methodically and profitably and allocate our resources with conviction.

By segmenting aspects of the business and studying the intersection of these vectors—not just each in isolation—we believe we have meaningful opportunities both to strengthen our core business and to pursue durable, profitable growth in segments where our data and capabilities give us a distinct advantage. Today, much of our activity remains concentrated in deep subprime and lower‑priced vehicles, segments where we have decades of experience. Our analysis suggests there is meaningful organic growth potential ahead—not driven by chasing volume, but by better segmentation, improved decisioning, more effective dealer partnerships, and sharper capital allocation in the areas where data tells us we can win.

4. Operational Excellence and Culture

Our culture is one of our most strategic assets. Grounded in a Founder’s Mentality and reinforced by our PRIDE values, we believe our culture has the clarity and accountability needed to operate successfully over long horizons. Our business, including our culture, must continuously evolve and get stronger. We strive to have a high‑performing culture that encourages each of us to operate at our best, stretch our capabilities, and embrace a mindset of constant improvement. We work with a sense of competitive urgency, a refusal to be satisfied with the status quo, and a positive, forward‑leaning posture in everything we do. Our culture is anchored by a set of common values and leadership actions that we live every day. It is the spirit that connects the tangible and observable actions of our business. If something is worth doing, it is worth doing well—with respect for the work, discipline in execution, and a commitment to excellence.

We are building a performance‑driven organization defined by shared values and consistent leadership behaviors. We expect leaders to act like owners, to base decisions on truth and data, to communicate with candor, to balance disciplined risk‑taking with growth, to put the company’s interests ahead of functional silos, and to learn quickly from both successes and mistakes. These expectations are built into how we select, develop, and evaluate leaders across the company. They are not slogans—they are the standards by which we operate and live daily.

Our leadership philosophy is designed to produce fast and high‑quality decisions, sharp capital allocation, and strong accountability. It is also designed to create a resilient organization—one that can adjust to changing conditions without losing our core principles. Over time, we believe this culture will contribute as much to our competitive advantage as any technology or product innovation we undertake.

5. Founder’s Mentality: Improvement, Experimentation, Adaptation

While our mission and discipline remain constant, how we execute must evolve to meet the accelerating pace of technological change and rising expectations from consumers and dealers. Becoming a deeply data‑informed, AI‑enabled organization requires us to operate with urgency and precision. Over the past year, we have strengthened our innovation muscle by adopting more structured experimentation, faster development cycles, and clearer decision frameworks.

Central to our evolution is reinforcing a Founder’s Mentality across the entire organization. At the heart of the Founder’s Mentality is a simple but demanding expectation: stay obsessively focused on the customer, operate with ownership, and never drift away from the front line. Companies lose their edge when they get too far from the people they serve—we intend to do the opposite. Living these values means grounding decisions in real consumer and dealer experiences, debating problems with curiosity rather than bureaucracy, and acting quickly when we see opportunities to improve. It also means keeping the organization close to the front line—where feedback is unfiltered, truth is clearest, and the best ideas often appear first. Embracing this mindset allows us to stay agile, innovate faster, and ultimately build a better company.

I am pushing this philosophy throughout every function, not only those that interact directly with the front line. Each month, I spend time on the road visiting dealers around the country, listening to their experiences, understanding their pain points, and seeing firsthand how our programs and tools perform where it matters most. Part of my role on the front line is gathering real‑life anecdotes and cross‑checking them against our data. Earlier in my career, I remember Jeff Bezos saying, “When the data and the anecdotes disagree, the anecdotes are usually right.” It is rare that the data is technically wrong; more often, it means we may not be measuring the right thing. By pairing what our dealers share with what our data shows, we gain a clearer and more accurate understanding of where constraints exist and where we must refine our approach. The insights we gather shape our priorities and inform our product roadmap, which helps us provide more value to our consumers and dealer partners, and ultimately run a better company for those we serve. I believe there is simply no better way to learn than by spending time on the front line.

We are focused on the speed at which we develop, test, learn, and deploy enhancements efficiently—while maintaining discipline in pricing and underwriting—as it can become a strategic differentiator. Our operating posture, anchored in disciplined experimentation and continuous improvement, positions us to adapt fast and capture opportunities that emerge as the market evolves. Just as important is our discipline in discontinuing initiatives that do not meet our expectations. Having clear performance thresholds established upfront enables us to wind down underperforming efforts quickly and redirect resources toward higher‑impact projects. Our willingness to test, measure, and adjust—rather than persist with underperforming initiatives—improves focus and helps drive innovation that strengthens and accelerates our business. Our goal is to institutionalize this Founder’s Mentality so that speed, experimentation, and continuous learning become permanent capabilities—not episodic initiatives.

6. Intensive Use of Technology

Technology has always been one of the most powerful levers for building long-term value, and we believe it will play an even more important role in the decade ahead. For a company like ours—where thousands of decisions each day influence long-term value—better tools, faster insights, and consistent judgment should translate into sound outcomes for consumers, dealers, and shareholders. Our investments in technology, especially in AI, are aimed at building infrastructure to support the business for many years. The value of these investments can be reinforced over time as capabilities are reused, scaled, and improved.

Over the past year, we began building foundational capabilities to support faster, consistent, and customer centric decisions across our underwriting, servicing, and dealer facing systems. AI-driven tools in our workflows have already shown that machines can process patterns in risk data with remarkable speed and precision. These tools don’t replace humans; they enhance our abilities. By handling the high-volume analytical work, they allow our people to focus on insight, nuance, and customer understanding. That’s when great systems elevate great teams.

We also redesigned our dealer experience with the same philosophy of starting from the customer and working backward. Dealers told us they needed more clarity, faster responses, and simpler workflows. So we rebuilt the interface and contract‑submission experience to reflect those needs. The feedback has been encouraging—reduced back‑and‑forth, more predictable timelines, and a system that feels like it was designed for them rather than for us. As we expand this work, our goal is to have the dealer experience become one of our most differentiated assets.

Importantly, not every idea works—and that’s by design. We test new tools in controlled environments, learn quickly from what customers tell us, and scale when we see real-world proof. This approach allows us to wander productively, discovering improvements we wouldn’t have found if we had insisted on certainty upfront. We believe wandering, paired with discipline, leads to inventions that reshape experiences.

AI deserves special mention. It is still early, but it’s clear that AI will change how companies operate—some slowly, some dramatically. For us, the power of AI lies in its potential to lower the marginal cost of high‑quality decision‑making. Once the right AI model is properly trained, we expect it will deliver faster, more consistent insights at low incremental cost. This would be a profound shift. In a business where thousands of origination and servicing interactions occur every day, lowering the marginal cost while raising the quality is a structural advantage, not an efficiency tweak.

We are committed to building a technology foundation designed to be easily enhanced over time. We aim to have systems that can become faster, decision‑support tools that can become more capable, and simpler consumer and dealer experiences. As these capabilities scale, we believe they can create a flywheel where better technology leads to better decisions, better decisions lead to better outcomes, and better outcomes generate the resources to keep investing. And that is why we believe technology will be one of the most important drivers of Credit Acceptance’s long‑term value creation.

7. Capital Allocation

Capital allocation is one of our most important responsibilities as stewards of Credit Acceptance. Our framework is simple and disciplined: we plan to maintain a resilient balance sheet, grow organically when we can create Economic Profit by doing so, and when profitable growth is not possible, return capital to shareholders. When returning capital, if we believe our shares are trading below intrinsic value, we expect to repurchase shares, as we did once again this year.

We strive to maximize Economic Profit, using it as the primary framework for evaluating business decisions, and shaping the initiatives we pursue, how we evaluate risk, and how we measure long‑term performance. This aligns our decisions with the interests of long‑term shareholders and drives compounding of intrinsic value over time.

In the past year, we again applied this framework in meaningful ways. We invested in modernizing our data architecture, upgrading our origination system, and enhancing dealer tools and servicing capabilities. These investments are designed to improve decision quality and support scale over the long term. Enhanced segmentation capabilities from these investments can provide an even more precise understanding of where risk and return reside in the business, so capital, pricing, and effort can be directed to the areas where we believe the economics are strongest over time. We aim to invest in opportunities with an expected return that exceeds our cost of capital and not to sacrifice long-term value creation for short-term optics.

Resource allocation is a critical component of how we think about capital allocation. Just as we are disciplined in how we deploy financial capital, we endeavor to apply the same rigor to resource allocation—how we spend time, talent, and operating resources. We aim to continuously evaluate where we can remove unnecessary costs and to direct investment toward the areas that create the most long-term value. We see the practical, daily use of AI as a significant opportunity to improve speed and efficiency, enhance customer experience, increase precision in decision making, and make our origination and servicing efforts more cost-effective. We expect that embedding AI into our daily operations will ultimately lead to a better, more capable company for our customers and shareholders. As these capabilities scale, we believe AI may be one of the highest‑return investments we can make—potentially lowering our marginal cost of decision‑making and giving us a structural advantage in how we allocate both capital and resources over the long term.

8. The Next Decade

The decade ahead presents significant opportunity for Credit Acceptance. We are strengthening our core product, modernizing our technology foundation and use, deepening our dealer and consumer partnerships, and building a performance‑driven culture that fosters continuous operating improvement. Individually, these changes are incremental. Taken together, they signal a more durable, more agile Credit Acceptance.

Over the next decade, our ambition is to serve more consumers; deepen the relationships with our dealers; and build an industry-leading disciplined, data‑driven, AI‑enabled platform. Transparency remains central to our relationship with you, our shareholders. We believe openness is essential to building and maintaining your trust.

We are building a company designed to compound intrinsic value over time—through consumer and dealer obsession, disciplined risk management, prudent capital allocation, AI-enablement, and a strong performance-driven culture. We hope this letter conveys the scale of the opportunity: a focused organization with a clear mission, a durable and innovative business model, and a long‑term orientation that aligns closely with the interests of patient capital.

Our management team and I go to work for you every day, recognizing the enormous responsibility that we carry on your behalf. We appreciate your continued support and trust. It is an honor to lead this organization, and we are committed to building a stronger Credit Acceptance—for our consumers, our dealers, and our shareholders—for many years to come.

Sincerely,
Vinayak Hegde
Chief Executive Officer
April 3, 2026

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” immediately following Exhibit A below.

KEY 2025 OPERATING RESULTS

I.GAAP RESULTS

The table below summarizes our results over the last 20 years under accounting principles generally accepted in the United States of America (GAAP):

	GAAP net income per diluted share	Year-to-year change in GAAP net income per diluted share	Return on equity[1]
2006	$1.66		20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%
2017	$24.04	47.4%	36.9%
2018	$29.39	22.3%	31.7%
2019	$34.57	17.6%	29.8%
2020	$23.47	-32.1%	19.2%
2021	$59.52	153.6%	43.3%
2022	$39.32	-33.9%	32.7%
2023	$21.99	-44.1%	16.6%
2024	$19.88	-9.6%	15.0%
2025	$36.38	83.0%	25.9%
Compound annual growth rate 2006–2025	17.6%
Annual average 2006–2025			30.3%
1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

Over the last 20 years, GAAP net income per diluted share has grown at a compound annual rate of 17.6%, with an average annual return on equity of 30.3%.

From 2021 to 2024, GAAP net income per diluted share declined primarily due to shifts in loan performance. Prior to moderating in 2022, loan performance significantly exceeded expectations in 2021 following federal stimulus payments and enhanced unemployment benefits. In 2023 and 2024, we experienced a decline in loan performance as a result of slower forecasted net cash flow timing driven by lower-than-average levels of consumer loan prepayments. Historically, prepayment levels have been lower in periods with reduced availability of consumer credit.

In 2025, GAAP net income per diluted share increased 83.0% to $36.38, with a return on equity of 25.9%. The increase was primarily driven by growth in the average balance and average yield of our loan portfolio and a smaller decline in loan performance relative to 2024. The “Adjusted Results” section below reflects our financial results after considering the impact of the current expected credit loss (CECL) accounting standard, which we adopted in 2020, and other accounting-related adjustments.

II.    ADJUSTED RESULTS

Our business model differs from that of traditional lenders, and GAAP does not fully reflect the economics of our business. Since we became a public company in 1992, we have used three different GAAP accounting methods, none of which fully align with how we evaluate our business. To provide greater clarity, we report adjusted results using a method that we believe is simple to understand, consistently presented, and aligns with the economics of our business.

Over the life of a loan and regardless of accounting method, finance charge revenue equals the cash we collect from consumers less the amounts paid to dealers. After factoring in revenue from other sources, operating expenses, interest, and taxes, this is the amount available to shareholders or for reinvestment.

We believe the economics of our business are best exhibited by recognizing finance charges on a level-yield basis over the life of the Loan based on expected future net cash flows and updating yields as forecasts change, as we do in our adjusted methodology. CECL introduces timing differences that can make our GAAP results difficult to interpret. CECL requires us to assume loan payments occur according to the contractual terms of the loans, which overstates revenue. To offset this effect, CECL requires a provision for credit losses at loan assignment, resulting in an initial accounting loss on new loans. Since no revenue has yet been recorded, this means that, under CECL, our financial statements reflect an initial loss on each loan we originate, a result that does not match the economics of the transaction. CECL also requires changes in expected cash flows to be recognized as a current period expense in the income statement, rather than over time as yield adjustments. The combination of the three CECL-required steps—(1) recording finance charge revenue at a yield higher than the yield we expect to earn, (2) recording a large expense at loan inception, and (3) recording forecast changes through the income statement in the current period—can make it difficult to understand the performance of our business using our GAAP-based financial statements. We address these issues through the floating yield adjustment, which reverses the CECL-related provision and replaces GAAP-based finance charge revenue with revenue recognized at the yield we expect to earn over the life of the loan. We believe this adjusted presentation provides greater comparability across periods and a clearer view of the performance of our business.

The tables below show net income and net income per diluted share for the last 20 years on both a GAAP and an adjusted basis. Besides the floating yield adjustment discussed above, the tables include several other categories of adjustments, described in our quarterly earnings press releases. Those other adjustments are generally less significant than the floating yield adjustment, the notable recent exception being the contingent loss adjustments in 2024 and 2025 that relate to legal matters and are included in other adjustments in the tables below. As contingent losses related to legal matters are both unusual and infrequent in nature and relate to business operations in prior periods, we elected to remove the impact of those contingent losses from our adjusted net income to more accurately reflect the current period performance of our business. The related legal matters are described in the section entitled “Litigation and Regulatory Matters.”

The tables below summarize the effects of these adjustments.

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Year-to-year change in adjusted net income
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	0.0%
2008	$67.2	$13.1	$0.4	$2.1	$82.8	34.2%
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	51.0%
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	28.4%
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	20.9%
2012	$219.7	$—	$(3.5)	$—	$216.2	11.4%
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	14.8%
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	9.4%
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	14.0%
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	16.4%
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	10.9%
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	38.7%
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	18.7%
2020	$421.0	$259.2	$2.1	$4.0	$686.3	4.2%
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	20.5%
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	-12.9%
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	-25.6%
2024	$247.9	$206.9	$5.8	$24.8	$485.4	-9.4%
2025	$423.9	$(5.5)	$3.0	$55.6	$477.0	-1.7%
Compound annual growth rate 2006–2025					11.4%

	GAAP net income per diluted share	Floating yield adjustment per diluted share	Income tax adjustment per diluted share	Other adjustments per diluted share	Adjusted net income per diluted share	Year-to-year change in adjusted net income per diluted share
2006	$1.66	$0.01	$(0.05)	$0.13	$1.75
2007	$1.76	$0.11	$(0.04)	$0.15	$1.98	13.1%
2008	$2.16	$0.42	$0.01	$0.07	$2.66	34.3%
2009	$4.62	$(0.62)	$(0.06)	$0.01	$3.95	48.5%
2010	$5.67	$0.02	$(0.35)	$0.01	$5.35	35.4%
2011	$7.07	$0.26	$(0.04)	$0.01	$7.30	36.4%
2012	$8.58	$—	$(0.13)	$—	$8.45	15.8%
2013	$10.54	$(0.11)	$(0.09)	$—	$10.34	22.4%
2014	$11.92	$(0.27)	$(0.04)	$0.56	$12.17	17.7%
2015	$14.28	$0.62	$(0.03)	$(0.10)	$14.77	21.4%
2016	$16.31	$1.37	$0.09	$(0.10)	$17.67	19.6%
2017	$24.04	$1.74	$(5.23)	$(0.11)	$20.44	15.7%
2018	$29.39	$(1.25)	$0.38	$(0.13)	$28.39	38.9%
2019	$34.57	$0.01	$0.16	$(0.04)	$34.70	22.2%
2020	$23.47	$14.45	$0.12	$0.22	$38.26	10.3%
2021	$59.52	$(8.82)	$0.78	$(0.13)	$51.35	34.2%
2022	$39.32	$12.79	$0.90	$(0.16)	$52.85	2.9%
2023	$21.99	$19.73	$(0.23)	$(0.32)	$41.17	-22.1%
2024	$19.88	$16.60	$0.46	$1.98	$38.92	-5.5%
2025	$36.38	$(0.47)	$0.26	$4.78	$40.95	5.2%
Compound annual growth rate 2006–2025					18.0%

Adjusted net income per diluted share increased 5.2% in 2025 and has grown at a compounded annual rate of 18.0% since 2006. Similar to our GAAP results and as discussed in the section entitled “Loan Performance,” changes in adjusted net income per diluted share from 2021 to 2025 were primarily driven by a decline in loan performance and slower forecasted net cash flow timing due to lower-than-expected prepayments. The increase in 2025 adjusted net income per diluted share was driven largely by a 6.6% decrease in weighted average diluted shares outstanding, primarily due to share repurchases.

III.    IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Following several years of pandemic-driven disruption, the auto finance market moved toward greater stability in 2025. The cost of capital remained materially higher than pre-pandemic levels but stabilized relative to 2024, while used vehicle prices also remained elevated yet more predictable. Vehicle inventories generally met demand, although supply continued to be constrained by pandemic-era manufacturing reductions. These conditions altered competitive dynamics over the course of the year, contributing to increased competition and a gradual rise in subprime borrowers financing used vehicles. At the same time, inflation-driven affordability pressures persisted, and delinquency and loss levels remained elevated relative to pre-pandemic norms.

A. Access to Capital

The auto finance market has historically been sensitive to both the availability and the cost of capital. When capital becomes scarcer, more expensive, or both, competition typically moderates as some participants reduce origination volumes and tighten credit terms. As we are generally less levered than our competitors, and therefore less sensitive to fluctuations in the capital markets, any reduced availability or increase in the cost of capital generally contributes to a more favorable origination environment for the Company.

From late 2023 through 2025, borrowing costs stayed well above the unusually low levels of 2020–2021, even as capital markets became more stable and predictable. Treasury yields moderated from late‑2023 highs but remained elevated due to persistent inflation concerns. Because the 3‑year Treasury yield is a key benchmark for intermediate‑term rates, its movements often influence funding costs in the capital markets and, in turn, competitive behavior in auto finance. The 3‑year Treasury yield averaged 3.81% in 2025, down from its peak in Q4 2023 but still high by historical standards. Monetary policy also remained restrictive for much of 2025, with the Federal Reserve holding the federal funds rate target range at 4.25%–4.50% until beginning a series of cuts in late 2025.

As inflation continued to moderate—CPI rose 2.7% from December 2024 to December 2025—capital markets activity remained resilient. Auto ABS issuance was strong throughout 2025, supported by high investor demand. While spreads widened temporarily in the fall amid heightened attention to auto‑related credit headlines, markets remained open for most auto ABS issuers, helping maintain broad access to funding and increased competition.

In an effort to bolster the Company's liquidity position, we have: (1) continued to opportunistically issue in the corporate debt market, with $1.1 billion of senior notes currently outstanding across two series with maturity dates in December 2028 and December 2030; (2) lengthened the revolving period on our revolving warehouse facilities and revolving line of credit to three years; and (3) increased the capacity of revolving credit facilities to over $1.7 billion. We aim to maintain substantial available borrowing capacity under our revolving credit facilities and to renew those facilities well before maturity. As of March 31, 2026, we had $1.3 billion of unused and available capacity under our revolving credit facilities. While extending maturities, issuing higher‑cost long‑term debt, and maintaining significant revolver availability carries an incremental cost, we view this as a prudent investment for periods when capital may become more scarce.

After rising in 2023 and 2024, our annual average cost of debt stabilized at 7.2% in 2025 as the Federal Reserve stopped raising rates and began easing monetary policy. Because the bulk of our debt is set at fixed interest rates, changes in market rates affect us gradually as old issuances mature and are refinanced. For example, our ABS debt issued before the Federal Reserve began raising rates in 2022 has been paid in full, while higher-rate ABS debt issued in 2022 and 2023 is amortizing and being replaced with lower-rate ABS financings completed more recently.

B.    Competitive Cycles

The auto finance market is large and fragmented, with approximately $1.6 trillion in outstanding loan balances as of December 31, 2025. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers, independent auto finance companies, and buy‑here, pay‑here dealers.

Competitive cycles tend to be related to access to capital. When capital is easier to obtain, underwriting standards in the industry tend to drop, making financing for credit-challenged consumers more accessible and increasing competition in our market. To stay competitive in such a market, lenders may reduce the margin of safety in the amount advanced to dealers, reducing loan profitability. Conversely, when capital is more difficult to obtain, underwriting standards in the industry tend to tighten, making financing for credit-challenged consumers less accessible and decreasing our competition. In such an environment, lenders are able to increase the margin of safety in the amount advanced to dealers, generally increasing loan profitability.

When the cost of capital remained high in the first three quarters of 2024 and loan performance moderated, competition eased as lenders generally maintained tighter credit policies, which contributed to a more favorable competitive environment for the Company. As described in the section entitled “Loan Unit Origination Volume,” the Company’s loan unit volume reached 386,126 in 2024 (our highest single‑year loan assignment volume). The eased competition, among other factors, also allowed us to increase the aggregate margin of safety in the amount advanced to dealers slightly, with initial spreads of 22.1% in 2024.

In late 2024, when loans originated in 2023 and 2024 by lenders that tightened their credit standards generally experienced improved performance, there was renewed appetite for growth across parts of the auto finance market, creating increased competition toward the end of 2024 and throughout 2025.

In 2025, our business reflected this more balanced and competitive environment as detailed in the section entitled “Loan Unit Origination Volume.” In summary, our unit volume declined 12.6% to 337,411, and our dollar volume declined 16.5% to $3.86 billion, driven primarily by a 14.4% decline in average unit volume per active dealer and a decrease in average loan size. We were able to enroll more new dealers and increase our active dealer base to help offset volume‑per‑dealer trends. We had 15,745 active dealers, our all-time high, and enrolled 5,752 new dealers in 2025, demonstrating continued strength in dealer relationships even as average volume per dealer declined. We maintained a disciplined approach to pricing and risk, and our initial spread, at 22.0% in 2025, remained relatively consistent with 2024, reflecting our continued focus on margin of safety in the amount advanced. The average balance of our loan portfolio reached $8.0 billion, which represented a 5.7% increase from 2024.

C. Economic Cycles

Economic cycles affect our business. The COVID-19 pandemic triggered the most recent economic cycle to impact the auto finance market. By 2025, the U.S. used vehicle market had largely moved out of post‑pandemic volatility and into a period of relative normalization. Prices and the availability of used vehicles stabilized. Collections performance in 2025, while improving, continued to reflect the lingering effects of pandemic-era disruptions and broader macroeconomic conditions.

Origination activity industrywide in 2025 reflected a gradual increase in subprime borrower demand following the pandemic‑driven disruption to the market, but the demand remained constrained relative to pre‑pandemic norms. While the precise drivers of the increase in subprime borrower demand are uncertain, several factors, such as improved availability of used vehicles and pricing stability, greater flexibility in loan structures by some lenders, and gradual normalization of credit scores following pandemic-era distortions likely contributed to the increase.

Consistent with the industrywide vehicle supply trends, the number of vehicles in inventory of dealers participating in our financing programs increased modestly, reflecting stability year-over-year. Notwithstanding this increase in vehicle availability, increased competition (as noted above in the section entitled “Competitive Cycles”) contributed to a decline in our unit and dollar volumes (as noted below in the section entitled “Loan Unit Origination Volume”).

Loan performance in 2025 continued to reflect the lingering effects of pandemic‑era inflation. While inflation moderated in 2025 (as noted in the section entitled “Access to Capital”) from its 2022 peak, affordability pressures remained meaningful, particularly for lower-income consumers, as the cost of essentials remained elevated.

The industry continued to experience elevated delinquencies and losses relative to pre‑pandemic levels, particularly in subprime segments, even as some metrics stabilized. Yet, in securitized auto markets, S&P reported delinquency rates may be improving in some of the newer vintages—particularly 2024 and early 2025 pools—relative to the distressed 2022 cohort. These stabilizing trends attracted increased competition across the industry in 2025 and likely contributed to loans originated after our 2024 scorecard change performing consistent with, or slightly better than, initial forecasted collection rates. At the same time, volatility from prior years—particularly inflation’s impact on consumers—continued to weigh on the performance of certain earlier vintages. Our loan performance in 2025 is detailed below in the section entitled “Loan Performance.”

IV.    LOAN ORIGINATION AND PERFORMANCE RESULTS

At the simplest level, our business success is largely determined by how many loans we originate and how those loans perform.

A.Loan Unit Origination Volume

The following table summarizes the growth in the number of loans, or unit volume, over the last 20 years:

	Unit volume	Year-to-year change
2006	91,344
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%
2017	328,507	-0.7%
2018	373,329	13.6%
2019	369,805	-0.9%
2020	341,967	-7.5%
2021	268,730	-21.4%
2022	280,467	4.4%
2023	332,499	18.6%
2024	386,126	16.1%
2025	337,411	-12.6%

Compound annual growth rate 2006–2025	7.1%

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table shows long-term trends over the last 20 years in these variables:

	Active dealers	Year-to-year change	Unit volume per dealer	Year-to-year change
2006	2,214		41.3
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
2017	11,551	9.6%	28.4	-9.6%
2018	12,528	8.5%	29.8	4.9%
2019	13,399	7.0%	27.6	-7.4%
2020	12,690	-5.3%	26.9	-2.5%
2021	11,410	-10.1%	23.6	-12.3%
2022	11,901	4.3%	23.6	0.0%
2023	14,174	19.1%	23.5	-0.4%
2024	15,463	9.1%	25.0	6.4%
2025	15,745	1.8%	21.4	-14.4%

Compound annual growth rate 2006–2025	10.9%		-3.4%
Since 2006, growth in unit volume has resulted, in most years, from a higher number of active dealers, partially offset by lower volume per dealer. Prior to the COVID-19 pandemic and resulting vehicle shortages, two factors made unit volume growth more difficult. First, increased competition made it harder both to enroll new dealers and to retain existing ones, and placed downward pressure on volume per dealer. Second, as the dealer base expanded, sustaining the same rate of growth became increasingly challenging.

These factors became more apparent beginning in 2017. After strong expansion each year from 2011 to 2016, dealer growth decelerated annually from 2017 through 2019 and then declined in 2020 and 2021 due to the pandemic. Growth resumed from 2022 to 2024, driven primarily by a more favorable competitive environment and improvements in our sales and marketing strategy. Despite a more competitive market in 2025, the number of active dealers continued to grow, reaching the highest level in our history.

B.    Loan Performance

The most important time to assess future loan performance is at loan inception, when we determine the amount we pay the dealer. At that point, we use a statistical model—our credit scorecard—to estimate expected collection rates. The scorecard incorporates credit bureau data, customer-provided information, vehicle attributes, dealer characteristics, and transactional data such as down payment and loan term. We developed our first scorecard in 1998 and have refined it periodically as we have observed differences between expected and actual loan performance.

Forecasts become more accurate as loans age since we continually update our expected collection rates based on actual performance after loan inception. Comparing current aggregated expected collection rates with aggregated initial estimates allows us to evaluate the accuracy of our initial forecast.

The following table compares our December 31, 2025 aggregated forecast to initial forecast, segmented by year of origination:

	December 31, 2025 forecast	Initial forecast	Variance
2006	70.0%	71.4%	-1.4%
2007	68.1%	70.7%	-2.6%
2008	70.4%	69.7%	0.7%
2009	79.5%	71.9%	7.6%
2010	77.7%	73.6%	4.1%
2011	74.7%	72.5%	2.2%
2012	73.7%	71.4%	2.3%
2013	73.4%	72.0%	1.4%
2014	71.7%	71.8%	-0.1%
2015	65.2%	67.7%	-2.5%
2016	63.9%	65.4%	-1.5%
2017	64.8%	64.0%	0.8%
2018	65.5%	63.6%	1.9%
2019	67.2%	64.0%	3.2%
2020	68.0%	63.4%	4.6%
2021	63.8%	66.3%	-2.5%
2022	59.3%	67.5%	-8.2%
2023	63.3%	67.5%	-4.2%
2024	65.3%	67.2%	-1.9%
2025	67.2%	67.0%	0.2%

Average	68.6%	68.4%	0.2%

Loan performance reflects a combination of internal and external factors. Internal factors include, among other things, the quality of our origination and collection processes, the accuracy of our credit scorecard, and changes in origination policies. External factors include, among other things, competition, inflation, unemployment, fuel prices, vehicle wholesale values, and other essential consumer expenses.

Competition can influence loan performance through adverse selection. Adverse selection occurs when increased competition changes the characteristics of the borrowers we serve in ways not fully captured by our scorecard. For example, if a competing lender acquires loans of borrowers with certain characteristics our scorecard does not emphasize, our borrower mix may shift in ways that have a negative impact on loan performance without a corresponding impact on our initial forecast in our credit scorecard.

Over the 20-year period shown in the table above, our loans have performed on average 20 basis points better than initial forecasts. In nine of the 20 years, actual performance fell below our initial estimates. With the exception of 2022, these shortfalls were modest. Similar to the broader industry, our loans originated in 2022 significantly underperformed expectations due to intense competition, the expiration of federal stimulus and enhanced unemployment benefits, peak vehicle prices, and rising inflation. Despite these headwinds, loans originated in each of these nine years are still expected to generate Economic Profit in the aggregate.

The pandemic led to changes in loan performance that increased uncertainty around our estimates of the amount and timing of future net cash flows from our loan portfolio. The changing performance patterns caused us to make a total of five adjustments to our forecasting, most recently during the second quarter of 2025. Loans assigned in 2024 prior to the implementation of our scorecard adjustment during the third quarter of 2024 had underperformed relative to the forecast adjustment we implemented during the second quarter of 2024. Accordingly, in the second quarter of 2025, we applied an adjustment to that segment of the loans assigned in 2024 to reduce forecasted collection rates on those loans to what we believed the ultimate collection rates would be based on these trends. Changes in the amount and timing of forecasted net cash flows are recognized in the period of change as a provision for credit losses. The implementation of this forecast adjustment during the second quarter of 2025 reduced forecasted net cash flows by $18.6 million, or 0.2%, and increased provision for credit losses by $16.5 million.

V.    VALUE CREATION

Our value proposition is distinct in two important ways. First, consumers are not denied the opportunity to purchase a vehicle solely because of their credit history. In much of the country, reliable transportation is essential to maintaining or finding employment, attending school, accessing health care, and meeting everyday needs. By expanding access to credit, we help consumers obtain vehicles that enable greater economic stability and opportunity. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan after it is assigned to us, receiving 80% of collections over the life of the loan. This compensation plan is a critical element of our success as it creates an alignment of interests between Credit Acceptance, the dealer, and the consumer. Through Credit Acceptance, the dealer directly benefits if the consumer’s loan is repaid and the consumer builds or rebuilds their credit. Our program incentivizes the dealer to sell a quality vehicle at a price the customer can afford and that will last at least the term of the loan.

A.    Economic Profit

We use Economic Profit, a non-GAAP financial measure, to evaluate our financial results and determine profit-sharing for team members. We also use Economic Profit as a framework to evaluate business decisions and strategies, with an objective to maximize Economic Profit over the long term. Economic Profit measures how efficiently we utilize our total capital, both debt and equity, and is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. Economic Profit differs from net income in that it includes a cost for equity capital.

The following table summarizes Economic Profit for 2006–2025:1

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2006	$61.7	$(29.6)	$32.1
2007	$61.7	$(27.2)	$34.5	7.5%
2008	$82.8	$(35.8)	$47.0	36.2%
2009	$125.0	$(45.9)	$79.1	68.3%
2010	$160.5	$(47.8)	$112.7	42.5%
2011	$194.1	$(51.0)	$143.1	27.0%
2012	$216.2	$(56.6)	$159.6	11.5%
2013	$248.3	$(75.1)	$173.2	8.5%
2014	$271.7	$(87.5)	$184.2	6.4%
2015	$309.8	$(93.2)	$216.6	17.6%
2016	$360.6	$(113.8)	$246.8	13.9%
2017	$399.8	$(142.8)	$257.0	4.1%
2018	$554.5	$(214.1)	$340.4	32.5%
2019	$658.4	$(225.7)	$432.7	27.1%
2020	$686.3	$(215.0)	$471.3	8.9%
2021	$826.8	$(252.7)	$574.1	21.8%
2022	$720.1	$(243.5)	$476.6	-17.0%
2023	$535.6	$(275.1)	$260.5	-45.3%
2024	$485.4	$(278.6)	$206.8	-20.6%
2025	$477.0	$(303.7)	$173.3	-16.2%

Compound annual growth rate 2006–2025			9.3%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.
2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)]}.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table shows long-term trends over the last 20 years in these variables:1

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2006	$548.5	13.9%	8.1%	5.8%
2007	$710.1	11.9%	7.0%	4.9%
2008	$975.0	11.3%	6.4%	4.9%
2009	$998.7	14.6%	6.7%	7.9%
2010	$1,074.2	17.7%	7.2%	10.5%
2011	$1,371.1	16.8%	6.4%	10.4%
2012	$1,742.8	14.7%	5.5%	9.2%
2013	$2,049.2	14.1%	5.7%	8.4%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%
2017	$4,276.4	11.2%	5.2%	6.0%
2018	$5,420.9	12.5%	6.2%	6.3%
2019	$6,372.2	12.7%	6.0%	6.7%
2020	$7,076.0	11.8%	5.2%	6.6%
2021	$7,078.4	13.5%	5.4%	8.1%
2022	$6,466.1	13.2%	5.8%	7.4%
2023	$6,909.8	10.8%	7.0%	3.8%
2024	$8,140.5	9.9%	7.4%	2.5%
2025	$8,794.4	9.4%	7.4%	2.0%

Compound annual growth rate 2006–2025	15.7%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

Adjusted average capital invested grew each year from 2006 to 2021, driven primarily by growth in the number of active dealers. While variables such as volume per dealer and contract size also affect capital growth, the long-term trend in active dealers is particularly useful in understanding past capital expansion. Sustained growth in active dealers has supported growth in Economic Profit historically; conversely, stagnant or declining active dealer counts have constrained it. After declines in 2020 and 2021, we grew active dealers each year from 2022 through 2025, and are now at the highest level in our history.

Return on capital has fluctuated over time, driven largely by revenue variability tied to the competitive environment. Expenses as a percentage of adjusted average capital have declined for 14 of the last 18 years, from 14.0% in 2007 to 6.0% in 2025, highlighting the efficiency benefits of capital growth.

The following table summarizes Economic Profit per diluted share for 2006–2025:1

($ in millions)	Economic Profit per diluted share	Year-to-year change in Economic Profit per diluted share
2006	$0.91
2007	$1.11	22.0%
2008	$1.51	36.0%
2009	$2.50	65.6%
2010	$3.76	50.4%
2011	$5.38	43.1%
2012	$6.23	15.8%
2013	$7.21	15.7%
2014	$8.25	14.4%
2015	$10.32	25.1%
2016	$12.09	17.2%
2017	$13.14	8.7%
2018	$17.43	32.6%
2019	$22.80	30.8%
2020	$26.28	15.3%
2021	$35.66	35.7%
2022	$34.98	-1.9%
2023	$20.02	-42.8%
2024	$16.58	-17.2%
2025	$14.87	-10.3%

Compound annual growth rate 2006–2025	15.8%
1See Exhibit A for a reconciliation of the adjusted financial measures to the most directly comparable GAAP financial measures.

Over the last 20 years, Economic Profit per diluted share has grown at a compound annual rate of 15.8% while Economic Profit has grown at a compound annual rate of 9.3%. Last year, Economic Profit per diluted share declined 10.3% while Economic Profit declined 16.2%. Economic Profit per diluted share decreased by less than Economic Profit in 2025 due to the impact of 2025 share repurchases, as described in “Returning Capital to Shareholders through Share Repurchases” below.

B.    Converting Technology and Product Investment into Execution Gains

In 2025, we continued making deliberate investments in our technology and product capabilities, leveraging the modernized foundation we have built over the last few years. These investments are improving how we serve dealers and consumers by increasing our speed to market, shortening learning cycles, and enabling us to respond more quickly to customer needs.

Modernization has significantly reduced system latency in key workflows—improving customer experiences, reducing end‑to‑end processing times, and giving us the ability to scale capacity on demand as market conditions change. By way of example, functionality designed to highlight alternative deal structures to dealers improved from approximately 2.4 minutes to roughly two seconds across our full dealer population, and latency in a key step in our Credit Approval Processing System declined from approximately 24 seconds to under one second for most users, materially improving workflow efficiency for both our teams and our dealers.

We are now moving from that solid base into the more exciting phase of launching and testing new features and capabilities. On the dealer side, for example, we rolled out a new contract origination experience in the fourth quarter of 2025, designed specifically for the way franchise and large independent dealers operate today, including seamless RouteOne e‑contracting integration, enhanced deal‑structuring and optimization tools, and expanded support for financial and insurance products. This approach meets dealers where they already work—inside aggregator platforms and integrated dealer systems. On the consumer side, we launched a new payment experience triggered by personalized text messages, enabling customers to securely click to pay without logging into an account—allowing many customers to complete payments in under a minute and making account management simpler and more accessible.

We are continuing to use machine learning and are now leveraging AI to drive operational efficiency—particularly in software development and servicing—helping us improve productivity, reduce friction, and free up capacity to focus on higher‑value work. In 2025, we implemented a new AI voice agent to respond to certain inbound calls, providing answers to frequently asked general and account‑specific questions, handling payoff requests, and taking payments—helping reduce friction for consumers while allowing our teams to focus on more complex needs. We also launched a machine‑learning‑based personalized inventory recommendation engine in a pilot with dealers in select states, aimed at increasing dealer sales and driving additional contracts. Internally, we continued testing and deploying multiple generative AI solutions to reduce manual effort and improve operational efficiency across the organization.

We believe these investments will collectively strengthen our operating model, enhance the customer experience, and position Credit Acceptance to execute with greater speed, consistency, and durability.

C.    Returning Capital to Shareholders through Share Repurchases

Consistent with our operating principles and to the extent we generate capital in excess of what is needed to fund and re-invest in the business, we expect to return that capital to shareholders through share repurchases as we have done in the past. We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of estimated future cash flows). As long as the share price is at or below our estimate of intrinsic value, we prefer share repurchases to dividends.

Before starting the share repurchase program, the Company had approximately 46 million shares outstanding. After beginning our share repurchase program in mid-1999, we have repurchased approximately 42.4 million shares at a total cost of $5.9 billion through year-end 2025. In 2023 and 2024, due to the improvement in the competitive environment and the increase in our growth rate, we repurchased only approximately 913,000 shares, which represented 7.2% of the shares outstanding at the beginning of 2023, at a total cost of $476 million. Beginning in late 2024 and through the end of 2025, competition intensified once again, resulting in lower origination volume and more free cash flow during much of 2025. We used this excess cash to repurchase approximately 1.5 million shares, or 12.3% of shares outstanding at the beginning of the year, at a total cost of $712 million. These repurchases have supported growth in Economic Profit per diluted share and adjusted net income per diluted share, and have helped mitigate the per share impact of recent declines in Economic Profit and adjusted net income, as discussed in “Economic Profit” above.

At times, it may appear that we have excess capital, but we will not be active in repurchasing our shares. Unless we disclose a different intention, our priority is to fund the business. If we conclude we have excess capital, we expect to return that capital to shareholders through share repurchases. If we are inactive for a period, shareholders should not assume that we believe our shares are overvalued.

VI.    LITIGATION AND REGULATORY MATTERS

Shareholders should consider how the litigation and regulatory landscape may affect an investment in the Company. Because we are engaged in ongoing regulatory matters and related proceedings, there are important limits on what I can discuss in this letter. With that qualification, I can share how we think about regulatory risk, what has changed in the environment, and where we are focused.

We operate in a highly regulated industry, and we invest in compliance accordingly. We maintain a comprehensive compliance management system and monitor developments across federal and state regulators—including guidance, exam focus areas, public enforcement actions, and evolving interpretations—to ensure our policies, controls, and training remain appropriate. Our approach to contested regulatory matters is consistent: we seek common ground where possible, we engage constructively and transparently, and we defend ourselves when we believe an agency has applied the law inconsistently or advanced novel interpretations that are not supported by statute or regulation.

At the federal level, enforcement and supervisory priorities have shifted materially in the past year. In 2025, the Consumer Financial Protection Bureau signaled a reduction in supervisory examinations, a narrower set of enforcement priorities, and expressed its intent to shift resources away from matters that state regulators can address. We do not view these changes as eliminating regulatory risk; rather, they change where that risk is most likely to arise. State regulators, particularly attorneys general, have long played a central role in consumer‑protection enforcement—often coordinating multistate action. We expect that state activity in our industry will continue to expand to fill perceived gaps resulting from the change in federal priorities.

For more than a decade, we have been subject to sustained scrutiny from multiple regulators. We believe we are nearing closure on that chapter, which has consumed attention and created uncertainty. In 2025, the CFPB withdrew as a plaintiff from the previously disclosed litigation that it brought with the Office of the New York State Attorney General against us in the Southern District of New York. Moreover, in early 2026, we reached preliminary alignment with representatives from the New York State Attorney General and the agencies involved in the previously disclosed multi-state investigation on certain material terms of a potential settlement, with discussions ongoing toward final resolution. This progress has been accompanied by the recognition of cumulative contingent losses of $82.6 million through 2025, which we have excluded from our adjusted results. Our objective remains to reach practical, durable resolutions that reflect the strengths of our operating model—especially our focus on transparency, strong internal controls, and supporting successful consumer outcomes.

EXHIBIT A
Reconciliation of GAAP Financial Results to Non-GAAP Measures

($ in millions)	GAAP net income	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted net income	Imputed cost of equity	Economic Profit
2006	$58.6	$0.4	$(1.7)	$4.4	$61.7	$(29.6)	$32.1
2007	$54.9	$3.6	$(1.2)	$4.4	$61.7	$(27.2)	$34.5
2008	$67.2	$13.1	$0.4	$2.1	$82.8	$(35.8)	$47.0
2009	$146.3	$(19.6)	$(1.8)	$0.1	$125.0	$(45.9)	$79.1
2010	$170.1	$0.5	$(10.4)	$0.3	$160.5	$(47.8)	$112.7
2011	$188.0	$7.1	$(1.3)	$0.3	$194.1	$(51.0)	$143.1
2012	$219.7	$—	$(3.5)	$—	$216.2	$(56.6)	$159.6
2013	$253.1	$(2.5)	$(2.3)	$—	$248.3	$(75.1)	$173.2
2014	$266.2	$(6.0)	$(1.0)	$12.5	$271.7	$(87.5)	$184.2
2015	$299.7	$12.9	$(0.8)	$(2.0)	$309.8	$(93.2)	$216.6
2016	$332.8	$28.1	$1.8	$(2.1)	$360.6	$(113.8)	$246.8
2017	$470.2	$34.1	$(102.4)	$(2.1)	$399.8	$(142.8)	$257.0
2018	$574.0	$(24.4)	$7.4	$(2.5)	$554.5	$(214.1)	$340.4
2019	$656.1	$0.2	$2.9	$(0.8)	$658.4	$(225.7)	$432.7
2020	$421.0	$259.2	$2.1	$4.0	$686.3	$(215.0)	$471.3
2021	$958.3	$(142.0)	$12.6	$(2.1)	$826.8	$(252.7)	$574.1
2022	$535.8	$174.2	$12.2	$(2.1)	$720.1	$(243.5)	$476.6
2023	$286.1	$256.8	$(3.1)	$(4.2)	$535.6	$(275.1)	$260.5
2024	$247.9	$206.9	$5.8	$24.8	$485.4	$(278.6)	$206.8
2025	$423.9	$(5.5)	$3.0	$55.6	$477.0	$(303.7)	$173.3

($ in millions)	GAAP average capital invested[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted average capital invested
2006	$548.0	$5.5	$—	$(5.0)	$548.5
2007	$706.1	$8.2	$—	$(4.2)	$710.1
2008	$960.7	$13.8	$—	$0.5	$975.0
2009	$983.6	$13.2	$—	$1.9	$998.7
2010	$1,057.3	$5.2	$—	$11.7	$1,074.2
2011	$1,346.0	$9.4	$—	$15.7	$1,371.1
2012	$1,715.3	$11.1	$—	$16.4	$1,742.8
2013	$2,024.5	$9.9	$—	$14.8	$2,049.2
2014	$2,324.8	$6.7	$—	$6.6	$2,338.1
2015	$2,792.8	$7.0	$—	$32.1	$2,831.9
2016	$3,513.1	$29.6	$—	$29.3	$3,572.0
2017	$4,200.2	$51.6	$(4.1)	$28.7	$4,276.4
2018	$5,425.8	$80.8	$(117.8)	$32.1	$5,420.9
2019	$6,399.2	$66.2	$(118.5)	$25.3	$6,372.2
2020	$6,874.7	$287.6	$(118.5)	$32.2	$7,076.0
2021	$6,914.1	$243.0	$(118.5)	$39.8	$7,078.4
2022	$6,302.3	$250.8	$(118.5)	$31.5	$6,466.1
2023	$6,508.6	$490.7	$(118.5)	$29.0	$6,909.8
2024	$7,501.8	$757.2	$(118.5)	$—	$8,140.5
2025	$8,082.1	$815.5	$(103.2)	$—	$8,794.4
1Average capital invested is defined as average debt plus average shareholders’ equity.
2Beginning in 2024, we no longer apply the deferred debt issuance adjustment, which has been explained in prior year letters, because we determined that the adjustment is not material.

	GAAP return on capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments[2]	Adjusted return on capital
2006	13.3%	-0.1%	-0.3%	1.0%	13.9%
2007	11.0%	0.4%	-0.2%	0.7%	11.9%
2008	9.8%	1.2%	0.0%	0.3%	11.3%
2009	17.0%	-2.2%	-0.2%	0.0%	14.6%
2010	18.9%	0.0%	-1.0%	-0.2%	17.7%
2011	16.7%	0.4%	-0.1%	-0.2%	16.8%
2012	15.1%	-0.1%	-0.2%	-0.1%	14.7%
2013	14.5%	-0.2%	-0.1%	-0.1%	14.1%
2014	13.1%	-0.3%	0.0%	0.4%	13.2%
2015	12.5%	0.4%	0.0%	-0.2%	12.7%
2016	11.3%	0.7%	0.0%	-0.1%	11.9%
2017	13.0%	0.7%	-2.3%	-0.2%	11.2%
2018	12.8%	-0.6%	0.4%	-0.1%	12.5%
2019	12.6%	-0.1%	0.2%	0.0%	12.7%
2020	8.3%	3.3%	0.2%	0.0%	11.8%
2021	15.7%	-2.5%	0.4%	-0.1%	13.5%
2022	10.6%	2.2%	0.4%	0.0%	13.2%
2023	7.6%	3.0%	0.2%	0.0%	10.8%
2024	7.6%	1.8%	0.2%	0.3%	9.9%
2025	9.6%	-0.9%	0.1%	0.6%	9.4%
1Return on capital is defined as net income plus after-tax interest expense divided by average capital.
2For 2025, other adjustments includes the reversal of the after-tax contingent loss related to legal matters considered to be both unusual and infrequent in nature. For 2024, other adjustments includes the reversal of the after-tax loss on the sale of a building and the after-tax contingent loss related to legal matters considered to be both unusual and infrequent in nature. For a description of other adjustments prior to 2024, refer to prior year letters.

	GAAP weighted average cost of capital[1]	Floating yield adjustment	Income tax adjustment	Other adjustments	Adjusted weighted average cost of capital[2]
2006	8.1%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	-0.1%	7.2%
2011	6.5%	0.0%	0.0%	-0.1%	6.4%
2012	5.6%	0.0%	0.0%	-0.1%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	5.0%
2017	5.1%	0.1%	0.0%	0.0%	5.2%
2018	6.3%	0.1%	-0.1%	-0.1%	6.2%
2019	6.0%	0.1%	-0.1%	0.0%	6.0%
2020	5.1%	0.2%	-0.1%	0.0%	5.2%
2021	5.3%	0.2%	-0.1%	0.0%	5.4%
2022	5.6%	0.4%	-0.2%	0.0%	5.8%
2023	6.7%	0.4%	-0.1%	0.0%	7.0%
2024	7.0%	0.5%	-0.1%	0.0%	7.4%
2025	6.9%	0.6%	-0.1%	0.0%	7.4%
1The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt / (average equity + average debt x tax rate)].
2The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

	GAAP net income per diluted share	Non-GAAP adjustments per diluted share[1]	Adjusted net income per diluted share	Imputed cost of equity per diluted share	Economic Profit per diluted share
2006	$1.66	$0.09	$1.75	$(0.84)	$0.91
2007	$1.76	$0.22	$1.98	$(0.87)	$1.11
2008	$2.16	$0.50	$2.66	$(1.15)	$1.51
2009	$4.62	$(0.67)	$3.95	$(1.45)	$2.50
2010	$5.67	$(0.32)	$5.35	$(1.59)	$3.76
2011	$7.07	$0.23	$7.30	$(1.92)	$5.38
2012	$8.58	$(0.13)	$8.45	$(2.22)	$6.23
2013	$10.54	$(0.20)	$10.34	$(3.13)	$7.21
2014	$11.92	$0.25	$12.17	$(3.92)	$8.25
2015	$14.28	$0.49	$14.77	$(4.45)	$10.32
2016	$16.31	$1.36	$17.67	$(5.58)	$12.09
2017	$24.04	$(3.60)	$20.44	$(7.30)	$13.14
2018	$29.39	$(1.00)	$28.39	$(10.96)	$17.43
2019	$34.57	$0.13	$34.70	$(11.90)	$22.80
2020	$23.47	$14.79	$38.26	$(11.98)	$26.28
2021	$59.52	$(8.17)	$51.35	$(15.69)	$35.66
2022	$39.32	$13.53	$52.85	$(17.87)	$34.98
2023	$21.99	$19.18	$41.17	$(21.15)	$20.02
2024	$19.88	$19.04	$38.92	$(22.34)	$16.58
2025	$36.38	$4.57	$40.95	$(26.08)	$14.87
1 Non-GAAP adjustments per share include a summation of adjustments made to calculate adjusted net income per share. For additional detail on these adjustments, see the section of this letter entitled “Adjusted Results.”

FORWARD-LOOKING STATEMENTS

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this communication that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this communication. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2026, and other risk factors discussed from time to time in our reports filed with the SEC and the following:

Industry, Operational, and Macroeconomic Risks

•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity, and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management, and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•An outbreak of contagious disease or other public health emergency could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•The concentration in several states of automobile dealers who participate in our programs could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign engineering personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Natural disasters, climate change, military conflicts, acts of war, terrorist attacks and threats, or the escalation of military activity in response to terrorist attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.

•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks

•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financings or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.
•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Technology and Cybersecurity Risks

•Our dependence on technology could have a material adverse effect on our business.
•We depend on secure information technology, and a breach of our systems or those of our third-party service providers could result in our experiencing significant financial, legal, and reputational exposure and could materially adversely affect our business, financial condition, and results of operations.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard our proprietary business information or confidential consumer and team member personal information could subject us to liability, decrease our profitability, and damage our reputation.
•The development and use of artificial intelligence presents risks and challenges that may adversely impact our business.

Legal and Regulatory Risks

•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements, whether as a result of new information or future events or otherwise, except as required by applicable law.